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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Olin Corporation:

We consent to incorporation by reference in Registration Statements No. 33-4479 and No. 33-52771 on Form S-3 and Nos. 33-28593, 33-40346, 33-55187 and 33-52681
on Form S-8 of Olin Corporation of our report dated January 26, 1995, relating to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report is incorporated by reference in the December 31, 1994 annual report on Form 10-K of Olin Corporation. Our report refers to a change in accounting for postretirement benefits other than pensions and income taxes in 1992.

                                              KPMG PEAT MARWICK LLP

Stamford, Connecticut
March 9, 1995